Nautilus, Inc. Announces Sale of Octane Fitness October 14, 2020 Octane Fitness Sold for $25.0 Million Sale Aligns with Company’s Renewed Focus on Connected In-Home Fitness VANCOUVER, Wash.--(BUSINESS WIRE)--Oct. 14, 2020-- Nautilus, Inc. (the “Company”) (NYSE:NLS), the innovation leader in home fitness for over 30 years, announced today that the Company has completed the sale of its commercially focused Octane Fitness business to TRUE Fitness Technology, Inc. (TRUE) for $25.0 million. TRUE also assumed $3 million of warranty liabilities and $0.5 million of vendor recourse lease obligations. The transaction was signed and completed on October 14, 2020. “The sale of Octane Fitness aligns with the larger strategic enhancements we are making as a business to streamline our operations and accelerate the transformation of the consumer side of our business”, said Jim Barr, CEO of Nautilus, Inc. “We are focused on dramatically enhancing connected in-home fitness and continuing to provide our customers with cutting-edge technology and a superior customer experience. We will use the proceeds of this transaction and our improving balance sheet to continue the transformation of our leading fitness offerings.” William Blair served as the exclusive financial advisor to Nautilus for the transaction. About Nautilus, Inc. Nautilus, Inc. (NYSE:NLS) is the global leader in innovative home fitness solutions. The company’s diverse brand portfolio includes Bowflex®, Nautilus®, and Schwinn®, and a broad selection of exercise bikes, cardio equipment and strength training products. Nautilus, Inc. utilizes technology to develop personalized, connected fitness solutions that empower and motivate people to live a healthy lifestyle. The company sells its products through direct and retail channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market. About TRUE Fitness TRUE has been manufacturing premium fitness equipment since 1981. TRUE offers a customer-first approach, while designing, building, and servicing excellent cardio, strength, and functional training equipment. Learn how TRUE’s responsive service, superior quality, and product design expertise make TRUE your trusted partner in fitness before, during, and after the sale. To learn more visit truefitness.com. Forward Looking Statements This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements include risks related to: not completely realizing the anticipated benefits from the sale; changes in the financial markets, including changes in credit markets and interest rates; and changes in consumer fitness trends. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10‑Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances. View source version on businesswire.com: https://www.businesswire.com/news/home/20201014005776/en/ Media Contacts: John Fread Nautilus, Inc. 360-859-5815 jfread@nautilus.com Carey Kerns The Hoffman Agency 503-754-7975 ckerns@hoffman.com Investor Relations: John Mills ICR, LLC 646-277-1254 john.mills@ICRinc.com Source: Nautilus, Inc.